SCHEDULE 14A
                                 (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:

|_|   Preliminary Proxy Statement
                                         |_|   Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material Under Rule 14a-12

                            Post Properties, Inc.
                            ---------------------
               (Name of Registrant as Specified in Its Charter)

                              John A. Williams
                              ----------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |X|      No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
   (5) Total fee paid:

--------------------------------------------------------------------------------
   |_|      Fee paid previously with preliminary materials:

   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

--------------------------------------------------------------------------------
   (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
   (3) Filing Party:

--------------------------------------------------------------------------------
   (4) Date Filed:

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

Contacts:

Media                                     Investors
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


   Williams Filing Criticizes Post Properties Board's Rejection of All Cash
             Third Party Acquisition Proposal Without Exploration

  Letter to Board Expresses Concerns about Transparency and Board Oversight of
                        Recent Termination of Executives

ATLANTA, April 22, 2003 - In an amended Schedule 14A filed yesterday, John A. Williams, founder, largest equity holder and director of Post Properties, Inc. (NYSE:PPS) raised questions about the company's handling of a bona fide acquisition proposal it received last month. In the filing, Mr. Williams said that he believed the Board was unwilling to explore all options to enhance shareholder value, despite Post's receipt of a specific, all cash bid from a highly qualified third party at a premium to the market price for Post's common stock.

According to the Schedule 14A, "On March 14, 2003, Post Properties received a letter from a reputable real estate investment firm proposing to pay $26 in cash for each share of Post Properties common stock, representing an approximately 13% premium over the closing price of Post Properties common stock on that day, and indicating that the firm was prepared to proceed without any financing contingency. The potential buyer also stated that it believed that, after a due diligence investigation including nonpublic information concerning Post Properties, the buyer could be in a position to increase its offer price."

This proposal was not pursued by Post nor was it publicly disclosed until last week, in a response to Mr. Williams' preliminary proxy filing, when the company only partially disclosed the material facts, describing the initial offer as representing "only a slight premium."

"This specific offer followed a letter Post Properties received on February 19, 2003 from the same potential acquiror, initially expressing its interest in a possible acquisition of Post Properties at an unspecified premium to the prevailing market price of Post Properties common stock. The proposal contemplated a cash acquisition of Post Properties common stock, and consideration of equivalent value, but offering the possibility of tax deferral for holders of units in Post Apartment Homes, L.P.," continued Mr.
Williams' Schedule 14A.

"In both instances, Mr. Williams urged the Post Properties Board to enter into discussions with the potential acquiror, but the Board declined to do so," the filing said. "Indeed, at the Board meeting held the day after receiving the February 19, 2003 letter, Mr. Williams formally proposed the establishment of a committee of independent directors to study all of Post Properties' strategic alternatives, which would include the third party offer set forth in the February 19, 2003 letter." Mr. Williams proposed that this independent committee consist of directors who were not management, partners in the Company's operating partnership, or directors affiliated with the Company's outside legal firm. The filing continued, "...but the Board rejected this suggestion and determined not to pursue discussions with the potential buyer."

Separately, Mr. Williams today again requested an immediate and independent investigation into the lack of transparency and board oversight surrounding the firings of the Company's Chief Financial Officer Greg Fox and Executive Vice President Doug Gray. In a letter to the Post Board sent today, Mr. Williams said that, in his opinion, management's actions have prevented directors from exercising their fiduciary duties to act in the best interests of the Post shareholders. Specifically, Mr. Williams cited:

o An unacceptable delay in informing directors and shareholders of such an important corporate matter as the firings;
o Incomplete and evasive statements from senior management as to:
        o The reasons for these dismissals
        o The size and nature of the terms of the severance packages for the terminated executives;
o An ongoing lack of information about whether replacements have been hired, and what criteria have been or will be used to evaluate suitable candidates for the two positions.

Mr. Williams said, "These two incidents are just further examples of why we believe shareholders should elect independent directors who will implement shareholder-friendly corporate governance, enhance shareholder value, and improve operating performance."

Mr. Williams also noted that recent statements by Post suggesting that his personal tax considerations are driving his support for the appointment of a special committee of the board to explore a potential transaction were ill-informed and untrue. In fact, Mr. Williams has undertaken long-term income tax planning for many years, thereby lessening the impact to him of any transaction involving units that he holds in Post's operating partnership. Mr. Williams' advocacy of the sale of certain assets, or of exploring the possible sale of the company, has consistently been driven by his aim of enhancing value for all shareholders.

Mr. Williams' proxy statement and other filings and information related to his solicitation can be found at WWW.POSTSHAREHOLDERS.COM.
                             ------------------------

                                     ###

                              IMPORTANT INFORMATION
                              ---------------------

On April 7, 2003, Mr. Williams filed a preliminary proxy statement with the Securities and Exchange Commission relating to his solicitation of proxies from shareholders of Post Properties, Inc. with respect to Post Properties' 2003 Annual Meeting scheduled for May 22, 2003. The proxy statement was amended on April 21, 2003. Mr. Williams will file with the Commission, and will furnish to Post Properties shareholders, a definitive proxy statement regarding his solicitation of proxies from Post Properties shareholders with respect to the 2003 Annual Meeting. Mr. Williams may also file additional proxy solicitation materials. MR. WILLIAMS ADVISES ALL POST PROPERTIES SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY SOLICITATION MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Mr. Williams' preliminary proxy statement, as amended, is, and the definitive proxy statement and any additional proxy solicitation materials will be, available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of Mr. Williams' definitive proxy statement, when it becomes available, and other relevant documents by writing to MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM.
                        ---------------------------

                            PARTICIPANT INFORMATION
                            -----------------------

Mr. Williams and his nominees for election to the board of directors of Post Properties may be deemed to be participants in Mr. Williams' solicitation of proxies with respect to the 2003 Annual Meeting of Post Properties. These nominees are Roy E. Barnes, Francis L. Bryant, Jr., Paul J. Dolinoy, Thomas J.A. Lavin, and George R. Puskar.

Mr. Williams and his nominees have interests in the solicitation of proxies with respect to the 2003 Annual Meeting of Post Properties arising from their beneficial ownership of the common stock of Post Properties. Mr. Williams also receives customary compensation from Post Properties in exchange for his services as a director and pursuant to his employment agreement with the Company. If Mr. Williams and the director nominees are elected, and Mr. Williams is elected as Chief Executive Officer, then he would accept a base salary as CEO of $1 per year without any cash bonus or other cash payment in consideration of his services. If elected, Mr. Williams' nominees will receive customary director fees for their services as directors. Additional information with respect to the beneficial ownership of shares of common stock of Post Properties by Mr. Williams and his nominees is as follows: other than Mr. Williams, who owns 2,887,815 shares (including currently exercisable options and partnership units convertible for common stock) and Mr. Puskar, who owns 3,000 shares, none of the other nominees currently own shares in Post Properties.